December 7.2005

Mr. Mark Stark
Principal Financial Group
711 High Street
Des Moines, IA 50392

Dear Mr. Mark Stark:

The purpose of this letter is to amend the Participation Agreement among Massachusetts Financial Services
Company ("MFS"), MFS Variable Insurance Trust ("VIT) and Principal Life Insurance Company (the
"Company"), made and entered into as of March 26, 2002 (the "Agreement"). The amendments would enable
VIT (i) to sell its shares to additional qualified parties, including funds-of-funds operated by certain insurance companies ("Funds-of-Funds"); and (ii) to make in-kind redemptions.

The Agreement currently permits VIT shares to be sold only to insurance companies and their separate accounts and qualified pension and retirement plans (as well as MFS and its affiliates). MFS and VIT intend to amend the
Agreement to allow sales of VIT shares to any other person or plan to the extent such sales would not cause any
Participating Insurance Company to violate the diversification requirements of Section 817(h) of the Internal
Revenue Code of 1986, as amended. Such an amendment would be sufficiently broad to permit sales of VIT shares to Funds-of-Funds. As such, Article I, Section 1.3 of the Agreement is amended to read as follows:

1.3	The Trust and MFS agree that the Shares will be sold only to insurance companies which have entered into participation agreements with the Trust and MFS (the "Participating Insurance
Companies") and their separate accounts, qualified pension and retirement plans, MFS or its affiliates, and any other person or plan permitted to hold shares of the Trust pursuant to Treasury
Regulation 1.817-5 without impairing the ability of the Company, on behalf of its separate accounts, to consider the Shares as constituting investments of the separate accounts for the purpose of satisfying the diversification requirements of Section 817(h). The Trust and MFS will not sell Trust shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles 111and VII of this Agreement is in effect to govern such sales. The Company will not resell the Shares except to the Trust or its agents.

Currently, the Agreement provides only for cash redemptions. This amendment to the Agreement will permit VIT to make in-kind redemptions in addition to cash redemptions, to the extent permitted by law and as described in the VIT Prospectus. The amendment is principally intended to permit in-kind redemptions in the event of large-
scale redemptions, such as those in connection with substitutions.As such, Article I, Section 1.4 of the Agreement is amended to read as follows:

1.4.	The Trust agrees to redeem for cash or, to the extent permitted by applicable law, in-kind, on the
Company's request, any full or fractional Shares held by the Accounts (based on orders placed by Policy owners prior to the close of regular trading on the NYSE on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt by the
Trust or its designee of the request for redemption. For purposes of this Section 1.4, the
Company shall be the designee of the Trust for receipt of requests for redemption from Policy owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust

I

receives notice of such request for redemption by 9:00 a.m. New York time on the next following Business Day.

Except as modified and amended above, the Agreement is hereby ratified and confirmed in full force and effect accordance with its terms. All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Agreement.

Please indicate your acceptance of these amendments by having the enclosed duplicate copy of this letter signed where indicated below by an appropriate officer of the Company and return this duplicate copy at your earliest convenience.

Should you have any questions regarding these amendments,please contact Erik Lindahl, Vice President-Business
Support & Development, at 617.954.5594 or Megan Johnson, Counsel, at 617.954.5843.